Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


EXHIBIT 10.17A

                                 i3 MOBILE, INC.
                                181 HARBOR DRIVE
                           STAMFORD, CONNECTICUT 06902






                                                                November 7, 2001

Mr. Errol Gerson
Chief Executive Officer
iNetNow, Inc.
4322 Wilshire Boulevard
Second Floor
Los Angeles, California 90010

         Re:      Agreement between i3 Mobile, Inc. and
                  iNetNow, Inc. dated as of October 1, 2001

Dear Errol:

         This letter sets forth the agreement between i3 Mobile, Inc. ("i3 Mobile") and iNetNow, Inc. ("iNetNow") pursuant to which the Agreement between us dated as of October 1, 2001 (the "Agreement") shall be amended as follows:

         1. Section 1.6 of the Agreement is hereby deleted and replaced in its entirety with the following:

         "1.6 Purchase of Calls and Provisioning for Calls. i3 Mobile shall purchase Mobile Concierge Services and "fail over call" services from iNetNow. iNetNow shall provision its resources to allow it to answer that number of calls for and on behalf of i3 Mobile as shall be requested by i3 Mobile."

         2. New Sections 1.7, 1.8 and 1.9 are hereby added to the Agreement and shall read in their entirety as follows:

         "1.7     Funding of iNetNow Overhead.

         (a) i3 Mobile shall be responsible on a monthly basis during the Term of this Agreement for paying directly, or providing iNetNow with earmarked funds for the payment of, the following items [*] at i3 discretion, by i3 Mobile on behalf of iNetNow (the "Expense Payment"):

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

               (i) [*] of the salaries and benefits of such iNetNow call center personnel, information technology personnel, director of human resources and controller as are wholly dedicated to the i3 Mobile Service (the "i3 Mobile-Dedicated Personnel").
               Exhibit 1.7a annexed hereto contains a list of the i3 Mobile-Dedicated Personnel as of the date hereof, together with their current salaries and benefits. iNetNow shall provide i3 Mobile with a new Exhibit 1.7a at the beginning of each month during the Term reflecting an updated list of the i3 Mobile-Dedicated Personnel;

               (ii) [*] of the current rent on iNetNow's premises, it being agreed that no portion of such payment from i3 Mobile shall be for any past due rent as of the date hereof or for any rent increases resulting from any future renegotiation of the lease terms with iNetNow's landlord; and

               (iii) Such additional non-payroll and non-rent costs of iNetNow for the period from the date hereof through April 30, 2002 as reflected on a budget/analysis acceptable to i3 Mobile (the "Budget"), with such additions or deletions as may be mutually agreed between i3 Mobile and iNetNow from time to time after the delivery of the Budget and with a pro rata reduction of the Budget in the event that the i3 Mobile Service at any time constitutes less than ninety percent (90%) of iNetNow's actual call volume.

          (b) Amounts of the Expense Payment attributable to payroll for the i3 Mobile-Dedicated Personnel of iNetNow shall be paid directly to iNetNow's payroll account, and iNetNow shall make all of its payroll records, including payroll registers, available to i3 Mobile in order for i3 Mobile to confirm that such amounts of Expense Payment have been used solely for the i3 Mobile-Dedicated Personnel. iNetNow agrees that, during the Term, it will not make any change in the compensation or benefits of the i3 Mobile-Dedicated Personnel without the prior written consent of i3 Mobile. iNetNow further agrees that i3 Mobile shall be permitted free and unfettered access to the premises, personnel and books and records of iNetNow during the Term, including the placement of i3 Mobile personnel on site, in order to ensure continuity of the i3 Mobile Service.

          (c) Amounts of the Expense Payment attributable to costs other than payroll shall be paid directly to iNetNow's operating account. iNetNow shall provide i3 Mobile with the Budget contemporaneously with the execution of this letter and with its proposed accounts payable register, including the name, address and telephone number of each payee, the nature of the service performed or product sold by the payee and the amount due, and its check register at the beginning of each month during the Term in order for i3 Mobile to confirm that such amounts

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


               of Expense Payment have been used for payment of costs contained in the Budget. From time to time during the Term, iNetNow shall provide such additional detail regarding its accounts payable as i3 Mobile may reasonably request.

     "1.8 Calculation and Payment of Fees for i3 Mobile Service. During each month of the Term, iNetNow shall calculate the fee due to iNetNow based on [*] provided by iNetNow for the i3 Mobile Service during the preceding month in accordance with the schedule set forth on Exhibit 1.8a annexed hereto (the "Fee"). In the event that the Fee for such month exceeds the Expense Payment for such month, i3 Mobile shall pay iNetNow an amount equal to [*] of such excess, and the balance of such excess shall be retained by i3 Mobile and applied to any outstanding indebtedness then due and owing from iNetNow to i3 Mobile. In the event that there is no such outstanding indebtedness, the amount paid to iNetNow shall increase to [*] of such excess, and the balance of such excess shall be retained by i3 Mobile. In the event that the Fee for any month is less than the Expense Payment for such month, the difference shall constitute an additional advance under the Senior Secured Promissory Note dated October 17, 2001 between iNetNow and i3 Mobile and shall increase the outstanding indebtedness of iNetNow to i3 Mobile."



     3. Section 6 of the Agreement is hereby deleted and replaced in its entirety with the following:

     "6. Term. The term ("Term") of this Agreement shall commence on the Effective Date and terminate on April 30, 2002 unless terminated sooner in accordance with the terms of this Agreement. The Term shall thereafter be extended on a month to month basis through October 31, 2002 unless terminated sooner in accordance with the terms of this Agreement."

     4. Section 13.1 of the Agreement is hereby amended by adding the following at the end of such section:

     "In addition to i3 Mobile's right of termination under this Section 13.1 in the event that iNetNow becomes involved, either voluntarily or involuntarily, in a bankruptcy or related proceeding (the "Proceeding"), i3 Mobile shall have the right, subject to the approval of the Bankruptcy Court responsible for the Proceeding (the "Bankruptcy Court"), to assume the management of the business of iNetNow in order to preserve the continuity of the i3 Mobile Service. iNetNow agrees to take all such actions as may be required to enable i3 Mobile to assume management of the business of iNetNow for such purpose during the pendency of the Proceeding, subject to the discharge of its fiduciary duties."

     5. Section 13.2 of the Agreement is hereby deleted and replaced in its entirety by the following:

         "13.2 By i3 Mobile. i3 Mobile may terminate this Agreement for any or no reason at the end of the initial Term upon thirty (30) days prior written notice to iNetNow and at any time thereafter upon thirty (30) days prior written notice to iNetNow."

     6. Section 13.3 of the Agreement is hereby deleted and replaced in its entirety by the following:

         "13.3 By iNetNow. If i3 Mobile fails to pay to iNetNow any undisputed amount due iNetNow under this Agreement when such amount is due, iNetNow may terminate this Agreement ten (10) business days after i3 Mobile's receipt of iNetNow's written notice of intent to terminate for nonpayment, provided that full payment of the undisputed amount is not received by iNetNow within said grace period."

     7. The fourth sentence of Paragraph 1) of Exhibit 1.1a annexed to the Agreement ("Exhibit 1.1a") is hereby amended by replacing the words "Exhibit 1.6a" with the words "Exhibit 1.8a."

     8. Paragraph 2) of Exhibit 1.1a is hereby deleted and replaced in its entirety by the following:

         "2) Live operator backup and Mobile Concierge may be offered in the market by i3 Mobile as a single, combined product or as separate products. iNetNow will provide the services required herein from the Effective Date hereof until the end of the Term, including any month to month extension thereof."

     9. Paragraph 3) of Exhibit 1.1a is hereby deleted, paragraph 4) is renumbered paragraph 3) and a new paragraph 4) is added to read in its entirety as follows:

         "4) i3 Mobile will calculate the Fee for the i3 Mobile Service according to Exhibit 1.8a. Both parties agree to work together in good faith to manage the average call length for i3 Mobile Services in a cost effective manner."

     10. Paragraphs 5) through 8) of Exhibit 1.1a are hereby deleted, and a new paragraph 5) is added to read in its entirety as follows:

         "5) i3 Mobile agrees to provide iNetNow with a call volume forecast on a monthly basis, beginning on the date of commercial launch of the i3 Mobile Service, in order to assist both parties in handling the hiring and training of iNetNow resources in the most cost-effective manner and to effectively manage related expenses for i3 Mobile."

     11. Paragraphs 9) through 13) of Exhibit 1.1a are renumbered paragraphs 6) through 10), paragraphs 14) and 15) are hereby deleted and paragraphs 16) and
17) are hereby renumbered paragraphs 11) and 12).

     12. Exhibit 1.6a annexed to the Agreement is hereby renumbered Exhibit
1.8a.

         In addition to the foregoing amendments to the Agreement, in consideration of i3 Mobile's past and future financial accommodations to iNetNow, iNetNow agrees as follows:

         1. iNetNow shall not grant a license to its software to anyone other than i3 Mobile for use in the United States and its territories and possessions during the Term of the Agreement but shall be entitled to continue to render services to its current customer base and to seek and secure new customers, provided that (a) such activity does not adversely affect iNetNow's ability to provide the i3 Mobile Service and (b) iNetNow does not use the services of any i3 Mobile-Dedicated Personnel in such activity.

         2. Prior to November 30, 2001, iNetNow and i3 Mobile shall enter into an agreement with a recognized software depository which shall provide, inter alia, for iNetNow to deposit the source code for its software into escrow with such third party escrow agent subject to release to i3 Mobile in the event of any breach by iNetNow of its obligations under the Agreement, as amended and supplemented by this letter, or the occurrence of any Proceeding. The escrow agreement shall also provide i3 Mobile with the ability prior to such escrow deposit to confirm that the material so deposited in fact constitutes the complete source code for iNetNow's software.

         3. iNetNow shall pay all payroll taxes currently in arrears no later than December 31, 2001 and shall pay all other future payroll taxes on a current basis during the Term. iNetNow shall provide i3 Mobile with documentation indicating the current status of iNetNow's payroll tax arrearages and all payments made in connection therewith. Prior to November 30, 2001, iNetNow shall resolve all outstanding issues with its landlord relating to outstanding amounts due to such landlord and shall provide i3 Mobile with evidence that iNetNow is no longer in default under the terms of the lease of its premises. iNetNow shall use its best efforts to reduce the amount of space leased from the landlord, either by giving back such space to the landlord or concluding a sublease with a third party, and i3 Mobile's obligation under Section 1.7(a)(ii) of the Agreement, as amended, shall be reduced accordingly. iNetNow shall confer with i3 Mobile prior to making any such space reductions or subleases. In any event, iNetNow shall make all future rent and related payments to the landlord on a current basis so as to prevent any future defaults in its obligations with respect to its premises.

         4. In the event that iNetNow receives a bona fide third party offer to acquire all or substantially all of the business or assets of iNetNow, i3 Mobile shall have the right of first refusal, exercisable within ten (10) business days of iNetNow's receipt of such offer, to match any such offer and acquire the business or assets of iNetNow.

         5. Attached hereto is a proposal for the licensing by i3 Mobile of iNetNow's software during the Term. If during the Term, iNetNow licenses its software to any third party at prices or terms and conditions that are more favorable to the prices or terms and conditions provided to i3 Mobile, then iNetNow shall pay to i3 Mobile an amount equal to the difference between the amount paid by i3 Mobile for such software and such more favorable prices and i3 Mobile shall also be entitled to the same more favorable terms and conditions

         If the foregoing accurately reflects our agreement, please so indicate by signing a copy of this letter below and returning it to the undersigned, at which point this letter shall constitute a legally binding agreement between us.

                                               Sincerely,

                                               i3 MOBILE, INC.



                                               By: /s/ John A. Lack
                                                   ----------------
                                                    John A. Lack
                                                    Chief Executive Officer




ACCEPTED AND AGREED TO:

iNETNOW, INC.


By: /s/ Errol Gerson
    ---------------------------
        Errol Gerson
        Chief Executive Officer